Exhibit 99.1

20 S. Wacker Drive, Chicago, IL 60606-7499 www.cme.com

Media Contacts
Anita S. Liskey, 312.466.4613
Bill Parke, 312.930.3467
aliskey@cme.com

FOR IMMEDIATE RELEASE	Investor Contact
John Peschier, 312.930.8491

Chicago Mercantile Exchange Holdings Inc. Reports Record 2004 Revenues and Earnings, Driven by Record Volume and Growth of Electronic Trading

Quarterly Dividend Increased by 77 Percent

CHICAGO, February 1, 2005 – Chicago Mercantile Exchange Holdings Inc. (NYSE: CME) today reported record revenues and earnings for 2004, driven by strong volume growth, including a 71 percent increase in electronic trading. Net revenues climbed 37 percent to $733.8 million for 2004, compared with $536.0 million for 2003. Net income rose 80 percent to $219.6 million, versus $122.1 million a year ago. Diluted earnings per share increased 77 percent to $6.38 from $3.60 per diluted share in 2003. Yesterday, the company declared a regular quarterly dividend of 46 cents per share, representing a 77 percent increase compared with the prior year, payable on March 28, 2005, to shareholders of record on March 10, 2005.

Average daily volume was more than 3.1 million contracts in 2004, up 26 percent from 2.5 million contracts in 2003. Volume on the CME® Globex® electronic platform averaged 1.8 million contracts per day in 2004, a 71 percent increase from the prior year. During the year, CME Globex trading increased from 48 percent of total volume in the first quarter to 67 percent in the fourth quarter.

“Record volumes across all our major product groups, spurred in large part by the phenomenal growth of electronic trading, led to record revenues and earnings for the year,” said CME Chairman Terry Duffy. “An upsurge in our interest rate and foreign exchange volume and our expanded global reach drove these results. Our financial performance also reflected the significant first-year contribution generated from clearing Chicago Board of Trade transactions. These achievements show how effectively our strategic initiatives are attracting new customers and creating the momentum for continued growth.”

“CME’s exceptional performance in 2004 demonstrates our ability to deliver top-line growth and significant profitability in an increasingly competitive environment,” said CME Chief Executive Officer Craig Donohue. “Overall, we are building the financial strength and critical mass necessary for executing our long-range strategy of expanding our core business, broadening our product range, providing third-party transaction services and exploring new business opportunities that will benefit our shareholders. Our record monthly volume of more than 3.7 million contracts per day in January indicates that 2005 is off to a good start.”

All references to volume and rate per contract information in the text of this document exclude our non-traditional TRAKRSsm products, for which CME receives significantly lower clearing fees than other CME products.

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CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

Fourth-Quarter Results

For the fourth quarter of 2004, net revenues increased 42 percent to $188.0 million from $132.6 million for the same period of 2003. Clearing and transaction fees rose 35 percent to $139.2 million from $102.8 million a year ago. Average daily volume of 3.1 million contracts was up 33 percent during the fourth quarter compared with the same quarter a year ago. The first three quarters of 2004 were up 19 percent, 25 percent, and 29 percent, respectively, compared with the same quarters in 2003. The fourth-quarter growth was led by a 79 percent increase in foreign exchange product volume, to more than 250,000 contracts per day and a 42 percent increase in interest rate products, to 1.65 million contracts per day. The average rate per contract was 70.3 cents, compared with 68.8 cents a year ago, due to a higher proportion of electronic trading. The rate per contract in the fourth quarter was down 2 percent, from 71.7 cents in the third quarter of 2004, primarily due to a higher percentage of the volume coming from members, who pay a lower average rate.

Clearing and transaction services generated $14.9 million in the fourth quarter, including $14.6 million from the clearing processing agreement with the Chicago Board of Trade. Quotation data fees were $15.7 million, versus $14.2 million in the fourth quarter of 2003.

Total expenses were $93.9 million for the fourth quarter of 2004. This compares with $82.5 million for the same period in 2003. Excluding stock based compensation, which reflects a $1.4 million credit in the fourth quarter of 2003 due primarily to the forfeiture of a portion of the former CEO’s option, total quarterly expenses increased by 9 percent.

Capital expenditures and capitalized software development costs were $18.5 million for the fourth quarter of 2004, compared with $24.9 million for the final quarter of 2003.

Income before income taxes was $94.1 million for the fourth quarter of 2004, compared with $50.1 million for the same period during 2003. Operating margin was 50.0 percent in the fourth quarter of 2004, compared with 37.8 percent in the fourth quarter of 2003.

The company reported net income of $56.8 million, or $1.64 per diluted share, for the fourth quarter of 2004, compared with $29.6 million, or 87 cents per diluted share, for the same period in 2003.

CME’s working capital increased $58.6 million during the fourth quarter, to $669.2 million at Dec. 31, 2004.

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CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

Full-Year 2004 Results

For 2004, revenue from clearing and transaction fees increased 29 percent, to $553.0 million, from $428.8 million for 2003. The 2004 average rate per contract was 70.2 cents, versus 69.1 cents in 2003, due in part to a higher percentage of trades executed on the CME Globex electronic platform. In 2004, quotation data fees rose 15 percent to $60.9 million, from $53.2 million in 2003, primarily due to a change in pricing and an increase in screen count.

Total expenses were $366.1 million for 2004, compared with $329.9 million for 2003. This increase is due primarily to higher compensation-and-benefits expense, resulting from additional headcount and higher incentive bonus. The incentive bonus is tied to certain cash-flow targets, which the company exceeded in 2004.

Capital expenditures and capitalized software development costs were $67.5 million for 2004, primarily due to continued investments in capacity related to volume growth. In 2005, CME expects capital expenditures to be in the $70 to $80 million range. The company expects depreciation and amortization to increase to more than $60 million in 2005.

Income before income taxes was $367.7 million for 2004, compared with $206.1 million for 2003. Operating margin was 50.1 percent, compared with 38.5 percent during 2003. The company paid a quarterly dividend of 26 cents per common share in December 2004, which totaled $8.9 million. For the full year of 2004, the company paid dividends of $1.04 per common share, totaling $35 million.

During 2004, CME’s working capital grew by $233.8 million.

CME will hold a conference call to discuss year-end and fourth-quarter results at 8:30 a.m. Eastern Time today. A live audio Webcast of the call will be available on the Investor Relations section of CME’s Web site at www.cme.com. An archived recording will be available after the call.

Chicago Mercantile Exchange Inc. (www.cme.com) is the largest futures exchange in the United States. As an international marketplace, CME brings together buyers and sellers on CME Globex® electronic trading platform and on its trading floors. CME offers futures and options on futures primarily in four product areas: interest rates, stock indexes, foreign exchange and commodities. The exchange moved about $1.5 billion per day in settlement payments in 2004 and managed $44.1 billion in collateral deposits at Dec. 31, 2004, including $3.1 billion in deposits for non-CME products. CME is a wholly owned subsidiary of Chicago Mercantile Exchange Holdings Inc. (NYSE: CME), which is part of the Russell 1000® Index.

Chicago Mercantile Exchange, CME and Globex are registered trademarks of Chicago Mercantile Exchange Inc. E-mini is a trademark of CME. TRAKRS, Total Return Asset Contracts and other trade names, service marks, trademarks and registered trademarks that are not proprietary to Chicago Mercantile Exchange Inc. are the property of their respective owners, and are used herein under license. Further information about CME and its products is available on the CME Web site at www.cme.com.

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CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

Statements in this news release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. Among the factors that might affect our performance are: increasing competition by foreign and domestic competitors, including new entrants into our markets; our ability to keep pace with rapid technological developments; our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities and our ability to maintain the competitiveness of our existing products and services; our ability to efficiently and simultaneously operate both open outcry trading and electronic trade execution facilities; our ability to adjust our fixed costs and expenses if our revenues decline; changes in domestic and foreign regulations; changes in government policy, including interest rate policy and policies relating to common or directed clearing; the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; the ability of our joint venture, OneChicago, to obtain market acceptance of its products and achieve sufficient trading volume to operate profitably; and the continued availability of financial resources in the amounts and on the terms required to support our future business. In addition, our performance could be affected by our ability to realize the benefits or efficiencies we expect from our for-profit initiatives, such as fee increases, volume and member discounts and new access rules to our markets; our ability to recover market data fees that may be reduced or eliminated by the growth of electronic trading; changes in the level of trading activity, price levels and volatility in the derivatives markets and in underlying fixed income, equity, foreign exchange and commodities markets; economic, political and market conditions; our ability to accommodate increases in trading volume without failure or degradation of performance of our trading systems; our ability to manage the risks and control the costs associated with our acquisition, investment and alliance strategy; industry and customer consolidation; decreases in member trading and clearing activity and seasonality of the futures business. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent Quarterly Report on Form 10-Q, which is available in the Investor Information section of the CME Web site. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

CME Globex is a registered trademark of Chicago Mercantile Exchange Inc. E-mini is a trademark of CME. Further information about Chicago Mercantile Exchange Holdings Inc. and Chicago Mercantile Exchange Inc. is available on the CME Web site at www.cme.com.

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CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

Chicago Mercantile Exchange Holdings Inc. and Subsidiaries

Consolidated Balance Sheets

(dollars in thousands)

	Dec. 31, 2004	Dec. 31, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$357,562	$185,124
Collateral from securities lending	1,582,985	1,004,400
Short-term investments of interest earning facilities	87,521	370,504
Marketable securities	302,429	256,538
Accounts receivable	78,825	52,972
Other current assets	15,624	21,589
Cash performance bonds and security deposits	269,919	2,832,252

Total current assets	2,694,865	4,723,379
Property, net of accumulated depreciation and amortization	131,361	118,203
Other assets	31,240	31,054

TOTAL ASSETS	$2,857,466	$4,872,636

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$23,045	$24,690
Payable under securities lending agreements	1,582,985	1,004,400
Payable to participants in interest earning facilities	87,521	370,504
Other current liabilities	62,153	56,129
Cash performance bonds and security deposits	269,919	2,832,252

Total current liabilities	2,025,623	4,287,975
Other liabilities	19,246	21,666

Total liabilities	2,044,869	4,309,641
Shareholders’ Equity	812,597	562,995

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,857,466	$4,872,636

Balance Sheet Items Excluding Cash Performance Bonds and Security Deposits,

Securities Lending and Interest Earning Facilities1

	Dec. 31, 2004	Dec. 31, 2003
Current assets	$754,440	$516,223
Total assets	917,041	665,480
Current liabilities	85,198	80,819
Total liabilities	104,444	102,485

1	Securities lending, cash performance bonds and security deposits, and interest earnings facilities are excluded from this presentation, as these current assets have equal and offsetting current liabilities. This presentation results in a more meaningful indication to investors of the assets owned and related obligations of the company. Clearing firms are subject to performance bond requirements pursuant to the rules of the exchange. The clearing firm can elect to satisfy these requirements in cash, which is reflected on the consolidated balance sheets, or by depositing securities, which are not reflected on the consolidated balance sheets. The balance of cash performance bonds and security deposits that are deposited by clearing firms may change daily as a result of changes in the clearing firms’ open positions and how clearing firms elect to satisfy their performance bond requirements. Securities lending transactions utilize a portion of the securities that clearing firms have deposited to satisfy their proprietary performance bond requirements. Effective July 1, 2003, the first interest earnings facilities have been included in the consolidated financial statements of CME Holdings. Deposits received from clearing firms in these interest earning facilities are included on the consolidated financial statements of CME Holdings. These interest earning facilities are invested on a short-term basis, are payable to the clearing firm participants on demand and will fluctuate daily.

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CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

Chicago Mercantile Exchange Holdings Inc. and Subsidiaries

Consolidated Statements of Income

(dollars in thousands, except share and per share amounts)

	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2004	2003	2004	2003
REVENUES
Clearing & transaction fees	$139,191	$102,749	$552,953	$428,802
Clearing & transaction processing services	14,877	1,212	55,882	1,752
Quotation data fees	15,742	14,188	60,940	53,168
Access fees	4,500	3,935	16,393	15,501
Communication fees	2,455	2,426	10,035	9,669
Investment income	5,426	3,584	14,520	9,245
Securities lending interest income	8,429	2,146	20,320	9,473
Other operating revenue	5,403	4,388	21,759	17,174

TOTAL REVENUES	196,023	134,628	752,802	544,784
Securities lending interest expense	(7,996)	(2,004)	(19,013)	(8,743)

NET REVENUES	188,027	132,624	733,789	536,041

EXPENSES
Compensation & benefits	42,693	33,119	164,843	140,997
Occupancy	6,632	5,904	27,193	24,900
Professional fees, outside services & licenses	10,250	8,894	37,200	31,683
Communications & computer & software maintenance	11,340	11,779	48,264	45,765
Depreciation & amortization	13,942	13,153	53,408	53,016
Marketing, advertising & public relations	3,115	2,909	10,973	11,872
Other operating expense	5,964	6,746	24,252	21,683

TOTAL EXPENSES	93,936	82,504	366,133	329,916

Income before income taxes	94,091	50,120	367,656	206,125
Income tax provision	(37,307)	(20,519)	(148,101)	(83,993)

NET INCOME	$56,784	$29,601	$219,555	$122,132

EARNINGS PER SHARE
Basic	$1.67	$0.90	$6.55	$3.74

Diluted	$1.64	$0.87	$6.38	$3.60

Weighted average number of common shares:
Basic	34,057,381	32,868,538	33,544,693	32,691,427
Diluted	34,652,289	34,066,926	34,410,880	33,934,958

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CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

Average Daily Volume (Round Turns, in Thousands)

	4Q 2003	1Q 2004	2Q 2004	3Q 2004	4Q 2004
Interest rates	1,166	1,418	1,889	1,854	1,654
Equity E-mini	879	1,069	1,075	1,025	1,026
Equity standard-size	112	118	112	111	119
Foreign exchange	141	188	176	193	252
Commodities	35	37	41	40	42

Subtotal	2,333	2,830	3,293	3,223	3,093
TRAKRS	135	116	67	32	73

Total	2,468	2,946	3,360	3,255	3,166

Open outcry	1,281	1,446	1,534	1,191	965
Electronic (including TRAKRS)	1,155	1,461	1,787	2,013	2,155
Privately negotiated	32	39	39	51	46

Total	2,468	2,946	3,360	3,255	3,166

Transaction Fees (in Thousands)

	4Q 2003	1Q 2004	2Q 2004	3Q 2004	4Q 2004
Interest rates	$37,099	$44,803	$64,815	$69,750	$56,556
Equity E-mini	38,513	45,950	47,456	45,930	44,586
Equity standard-size	8,809	9,077	8,826	9,090	10,071
Foreign exchange	16,076	20,784	19,297	20,721	25,404
Commodities	2,193	2,140	2,399	2,401	2,510

Subtotal	102,690	122,754	142,793	147,892	139,127
TRAKRS	59	198	81	45	64

Total	$102,749	$122,952	$142,874	$147,937	$139,191

Open outcry	$44,254	$47,553	$50,516	$43,162	$34,665
Electronic (including TRAKRS)	50,383	66,013	82,934	92,924	93,407
Privately negotiated	8,112	9,386	9,424	11,851	11,119

Total	$102,749	$122,952	$142,874	$147,937	$139,191

Average Rate Per Contract

	4Q 2003	1Q 2004	2Q 2004	3Q 2004	4Q 2004
Interest rates	$0.50	$0.51	$0.54	$0.59	$0.53
Equity E-mini	0.68	0.69	0.70	0.70	0.68
Equity standard-size	1.23	1.24	1.25	1.28	1.32
Foreign exchange	1.79	1.78	1.74	1.68	1.58
Commodities	0.97	0.92	0.94	0.93	0.93

Average (excluding TRAKRS)	0.69	0.70	0.69	0.72	0.70
TRAKRS	0.007	0.028	0.019	0.022	0.014
Overall avg. rate per contract	$0.65	$0.67	$0.68	$0.71	$0.69
Open outcry	$0.54	$0.53	$0.52	$0.57	$0.56
Electronic (including TRAKRS)	0.68	0.73	0.74	0.72	0.68
Electronic (excluding TRAKRS)	0.77	0.79	0.77	0.73	0.70
Privately negotiated	3.93	3.90	3.78	3.65	3.67

Overall avg. rate per contract	$0.65	$0.67	$0.68	$0.71	$0.69

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